Exhibit 99.1

Earnings News

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS RECORD RESULTS
FOR THE THIRD QUARTER AND FIRST NINE MONTHS, 2013
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Revenues, operating profit, EBITDA and net profit all continue to increase;
Year to date net income for continuing operations up to $0.18/share;
2013 guidance again increased

Ann Arbor, Michigan, November 12, 2013 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter and nine months ended September 30, 2013.

Third Quarter Results

Revenues for the third quarter reached $23.2 million, compared to $21.4 million for the corresponding period in 2012, an increase of 8.2%.

Gross profit for the quarter was $6.4 million, or 27.5% of revenues, compared to $5.0 million, or 23.1% of revenues, for the corresponding period last year, a 4.4 point improvement in the gross margin percentage.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (adjusted EBITDA) for the quarter was $2.2 million, compared to $1.4 million for the corresponding    period in 2012. Arotech believes that information concerning adjusted EBITDA enhances overall understanding of its current financial performance. Arotech computes adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

The Company reported an operating profit for the third quarter of 2013 of $1.4 million, compared to an operating profit of $737,000 for the corresponding period in 2012.

The Company’s net income from continuing operations for the third quarter was $861,000, or $0.05 per share, compared to net income of $498,000, or $0.03 per share, for the corresponding period last year.

“We are very happy with our results for the quarter, particularly our continued growth in revenue and solid gross margin of 27.5%. We continue on the path to achieving our strongest ever year in 2013,” stated Robert Ehrlich, Chairman and CEO Arotech Corporation. “As a result, we are again increasing the  guidance for 2013, with expectations of full-year revenues growing to between $89 and $90 million and full-year EBITDA increasing to between $6.1 and $6.3 million,” concluded Mr. Ehrlich.

First Nine Months Results

Revenues for the first nine months of 2013 reached $67.6 million, compared to $57.9 million for the corresponding period last year, an increase of 16.8%.

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Gross profit for the first nine months of 2013 was $18.0 million, or 26.5% of revenues, compared to $12.6 million, or 21.8% of revenues, for the corresponding period last year, a 4.7 point improvement in the gross margin percentage.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (adjusted EBITDA) for the first nine months of 2013 was $6.2 million, compared to $1.8 million for the corresponding period last year. Arotech believes that information concerning adjusted EBITDA enhances overall understanding of its current financial performance. Arotech computes adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

The Company reported an operating profit for the first nine months of 2013 of $3.8 million, compared to an operating loss of $(877,000) for the corresponding period in 2012.

The Company’s net income from continuing operations for the first nine months of 2013 was $2.7 million, or $0.18 per share, versus a net loss of $(3.5) million, or $(0.13) per share, for the corresponding period last year.

Backlog

Backlog of orders totaled approximately $74.4 million as of September 30, 2013, $8.7 million ahead of the $65.7 million in backlog reported at the end of June 30, 2013.

Cash Position at Quarter End

As of September 30, 2013, the Company had $4.9 million in cash and $528,000 in restricted collateral deposits, as compared to December 31, 2012, when the Company had $1.6 million in cash and $186,000 in restricted collateral deposits.

The Company also had $9.1 million in available, unused bank lines of credit with its main bank as of September 30, 2013, under a $15.0 million credit facility under its FAAC subsidiary, which was secured by the Company’s assets and the assets of the Company’s other subsidiaries and guaranteed by the Company.

The Company had trade receivables of $13.8 million as of September 30, 2013, compared to $9.6 million as of December 31, 2012. The Company had a current ratio (current assets/current liabilities) of 2.01 as of September 30, 2013 and 1.37 as of December 31, 2012.

Revised Guidance

For the full year 2013, Arotech’s management anticipates that revenues will range from $89 million to $90 million. This is an increase from the former guidance range of between $87 million and $89 million. Management also expects adjusted EBITDA for 2013 to be in the range of between $6.1 million and $6.3 million, an increase from the formerly expected range of between $4.5 million and $5.0 million. The financial guidance provided is as of today and Arotech undertakes no obligation to update its estimates in the future.

Conference Call

The Company will host a conference call today, Tuesday, November 12, 2013 at 9:30 a.m. EST. Those wishing to access the conference call should dial 1-888-281-1167 (U.S.) or    +1-347-293-1926 (international) a few minutes before the 9:30 a.m. EST start time. For those unable to participate, the teleconference will be available for replay on Arotech’s website at http://www.arotech.com/ beginning 24 hours after the call.

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About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets. Arotech provides multimedia interactive simulators/trainers and advanced zinc-air and lithium batteries and chargers. Arotech operates through two major business divisions: Training and Simulation, and Batteries and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

Investor Relations Contacts: Ehud Helft & Kenny Green CCG Investor Relations Tel: 1 646 201 9246 arotech@gkir.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(U.S. Dollars, except share data)

	Nine months ended September 30,		Three months ended September 30,
	2013	2012	2013	2012
Revenues	$67,637,517	$57,915,901	$23,187,544	$21,435,063

Cost of revenues	49,681,174	45,307,654	16,816,012	16,475,160
Research and development expenses	1,935,958	1,657,056	807,788	610,095
Selling and marketing expenses	3,849,483	3,868,531	1,229,225	1,255,337
General and administrative expenses	7,539,580	7,066,080	2,685,522	2,064,695
Amortization of intangibles	821,097	893,743	270,985	292,438
Total operating costs and expenses	63,827,292	58,793,064	21,809,532	20,697,725

Operating income (loss)	3,810,225	(877,163)	1,378,012	737,338

Other income	261,222	9,894	(7,460)	9,141
Financial expenses, net	(475,448)	(565,301)	(172,569)	(186,301)
Total other expense	(214,226)	(555,407)	(180,029)	(177,160)
Income (loss) from continuing operations before income tax expense	3,595,999	(1,432,570)	1,197,983	560,178

Income tax expense	(765,962)	(524,091)	(337,060)	(126,937)
Income (loss) from continuing operations	2,830,037	(1,956,661)	860,923	433,241
Income (loss) from discontinued operations, net of income tax	(87,278)	(1,506,353)	652	64,848
Net income (loss)	2,742,759	(3,463,014)	861,575	498,089

Other comprehensive income, net of income tax
Foreign currency translation adjustment	472,767	(189,414)	202,844	(17,903)
Comprehensive income (loss)	$3,215,526	$(3,652,428)	$1,064,419	$480,186

Basic net income/loss per share – continuing operations	$0.18	$(0.13)	$0.05	$0.03
Basic net income/loss per share – discontinued operations	$(0.01)	$(0.10)	$–	$–
Basic net income/loss per share	$0.17	$(0.23)	$0.05	$0.03
Diluted net income/loss per share – continuing operations	$0.18	$(0.13)	$0.05	$0.03
Diluted net income/loss per share – discontinued operations	$(0.01)	$(0.10)	$–	$–
Diluted net income/loss per share	$0.17	$(0.23)	$0.05	$0.03
Weighted average number of shares used in computing basic net income/loss per share	15,521,974	15,308,724	15,951,602	15,336,947
Weighted average number of shares used in computing diluted net income/loss per share	16,124,714	15,911,464	16,554,342	15,939,687

Reconciliation of Non-GAAP Financial Measure – Continuing Operations

To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance. Reconciliation of Adjusted EBITDA to the nearest GAAP measure follows:

	Nine months ended September 30,		Three months ended September 30,
	2013	2012	2013	2012
Net Income (loss) continuing (GAAP measure)	$2,830,037	$(1,956,661)	$860,923	$433,241
Add back:
Financial (income) expense – including interest	475,448	565,301	172,569	186,301
Income tax expenses (benefit)	765,962	524,091	337,060	126,937
Depreciation and amortization expense	1,688,105	1,726,574	555,087	571,865
Other adjustments*	392,913	912,977	226,381	61,555
Total adjusted EBITDA	$6,152,465	$1,772,282	$2,152,020	$1,379,899

*   Includes stock compensation expense, one-time transaction expenses and other non-cash expenses.

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